Exhibit 10.12

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

between

JOHN M. STICE

and

CHESAPEAKE ENERGY CORPORATION

Effective November 10, 2008

AMENDED AND RESATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on November 10, 2008, (the “Effective Date”) between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), and JOHN M. STICE, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated October 5, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety to reflect the foregoing and other changes to the arrangement between the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. Executive will commence employment with the Company as an executive no later than November 15, 2008 (such date or such earlier date of employment commencement, the “Commencement Date”). The Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2. Executive’s Duties. The Executive will be employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation. The Executive shall also devote all of Executive’s working time, attention and energies to the performance of Executive’s duties and responsibilities under this Agreement; provided however, that throughout the term of the Agreement Executive may continue to simultaneously serve on the board of directors of Entrix, L.L.C. and nothing in this Agreement shall prevent Executive from working towards obtaining his Doctorate of Education degree.

2.1

Specific Duties. The Executive will serve as Senior Vice President- Natural Gas Projects and as President and Chief Operating Officer – Chesapeake Midstream Partners, L.P. (“CMP”) for the Company, and in such positions as are mutually agreed upon by the parties. The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Executive’s supervisor. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company’s affiliated entities as determined in such affiliates’ Board of Directors’ sole discretion. The services of the Executive will be requested and directed by the Chief Executive Officer, Mr. Aubrey K. McClendon and Executive Vice President – Finance & CFO, Mr. Marc C. Rowland.

2.2	Rules and Regulations. The Company currently has an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with the Employment Policies Manual except to the extent inconsistent with this Agreement. The Employment Policies Manual is subject to change without notice in the sole discretion of the Company at any time.

2.3	Stock Investment. The Executive agrees to hold not less than ten thousand (10,000) shares of the Company’s common stock at all times after January 15, 2010 and prior to termination of the Agreement, exclusive of shares held by the Executive in the Company’s retirement plans.

3. Other Activities. Except as provided in this Agreement or approved by the Company’s Board in writing, the Executive agrees not to: (a) engage in other business activities independent of the Company; (b) serve as a general partner, officer, Executive, director or member of any corporation, partnership, company or firm; or (c) directly or indirectly invest, participate or engage in the Oil and Gas Business. For purposes of this Agreement the term “Oil and Gas Business” means: (i) producing oil and gas; (ii) drilling, owning or operating an interest in oil and gas leases or wells; (iii) providing material or services to the Oil and Gas Business; (iv) refining, processing or marketing oil or gas; or (v) owning an interest in or assisting any corporation, partnership, company, entity or person in any of the foregoing. The foregoing will not prohibit: (w) ownership of publicly traded securities; (x) ownership of royalty interests where the Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (y) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas owned prior to the Executive’s date of first employment with the company and disclosed to the Company in writing; or (z) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas acquired by the Executive through a bona fide gift or inheritance subject to disclosure by Executive to the Company in writing.

4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:

4.1	Base Salary. A base salary (the “Base Salary”), at the initial annual rate of not less than Four Hundred Thousand Dollars ($400,000.00) will be paid to the Executive in regular installments in accordance with the Company’s designated payroll schedule, increasing to not less than Five Hundred Thousand Dollars ($500,000.00) not later than January 1, 2010 and increasing to not less than Six Hundred Thousand Dollars ($600,000.00) not later than January 1, 2011.

4.2

Bonus. In addition to the Base Salary described at paragraph 4.1 of this Agreement, the Company will pay to the Executive a signing bonus in the amount of Four Hundred Thousand Dollars ($400,000.00) payable on the first regularly scheduled pay period subsequent to the 90th day following the Commencement Date. If the Executive elects to voluntarily terminate employment with the Company during the first 12 months of employment, the Executive agrees to repay a pro-rata share of the signing bonus. Such repayment shall be equal to the total amount of the signing bonus multiplied by the number of months not worked during the 12 month period, divided by 12 months. Additionally, the Company will pay to the Executive guaranteed first calendar year 2009 annual bonus compensation of not less than Three Hundred Thousand Dollars ($300,000.00), payable not later than January 31, 2010, guaranteed calendar year 2010 annual bonus compensation of not less than Three Hundred Fifty Thousand Dollars ($350,000.00), payable not later than January 31, 2011, and guaranteed calendar year 2011 annual bonus compensation of not less than Four Hundred Twenty Five Thousand Dollars ($425,000.00), payable not later than January 31, 2012. Any such bonus compensation shall be paid to the Executive by separate check apart from Executive’s Base Salary described above in paragraph 4.1, net standard, appropriate employment-related deductions (including federal income tax at the applicable supplemental tax withholding rate), under the appropriate Internal Revenue Service (“IRS”) guidelines. In order to be entitled to the bonus compensation set forth herein and any future bonuses, the Executive must be an active full-time employee of the Company on the dates specified above. Any additional bonus compensation will be at the absolute discretion of the Company in such amounts and at such times as the Board of Directors of the Company may determine. The Executive recognizes and acknowledges that except as provided above, the award of bonuses is not guaranteed or promised in any way. Additionally, in the event the Executive resigns employment, the Executive shall not be eligible for any bonus compensation that may have otherwise been payable after Executive’s initial written notice of resignation as described in Section 6.2.

4.3

Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, on the last day of the month subsequent to the Executive’s initial month of employment, the Executive will be granted an award of Chesapeake Energy Corporation (“CHK”) restricted stock (the “Initial New Hire Grant”) valued at One

Million Six Hundred Thousand Dollars ($1,600,000.00), vesting over a four (4) year period, under the terms of CHK’s equity compensation plans. Additionally, the Executive will be granted a minimum of One Million Dollars ($1,000,000.00) of CHK restricted stock not later than January 31, 2010 (the “2010 Grant”), a minimum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) of CHK restricted stock not later than January 31, 2011 (the “2011 Grant”), and a minimum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) of CHK restricted stock not later than January 31, 2012 (the “2012 Grant”). In each case the value of the restricted stock award will be calculated using the closing stock price as of the last business day of the month prior to the month of the award. Such equity compensation shall be awarded on the regularly scheduled dates selected by the Company for the granting of such equity compensation to other employees. In order to be entitled to the equity compensation set forth herein, the Executive must be an active full-time employee of the Company on the grant dates. Further, the terms and provisions of the Equity Compensation Plans control and direct the award of CHK restricted stock and any conflict between this Agreement and the Equity Compensation Plans will be resolved in favor of the terms and provisions of this Agreement unless it affects the validity of our Equity Compensation Plans or is prohibited by law.

4.4	Benefits. The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided by the Company and as are set forth in and governed by the Company’s Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Executive is subject to all of the terms and provisions of the Company’s benefit plans or policies. The following specific benefits will also be provided to the Executive at the expense of the Company:

4.4.1

Relocation Allowance. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Company will provide a relocation allowance (the “Relocation Allowance”) in the amount of Two Hundred Thousand Dollars ($200,000.00), Such Relocation Allowance shall be paid no later than the first regularly scheduled pay period subsequent to the 90th day following the Commencement Date as a lump sum payment, from which applicable deductions will be withheld (including applicable supplemental tax withholding rate), under the appropriate IRS guidelines. If the Executive elects to voluntarily terminate employment with the Company following the Executive’s relocation and during the first 12 months of employment, the Executive agrees to repay a pro-rata share of the Relocation Allowance. Such repayments shall be equal to the total amount of the Relocation Allowance multiplied by the months not worked during the twelve (12) month period, divided by twelve (12) months. In addition to the Relocation Allowance, the Company will provide reimbursement of reasonable temporary housing rental for up to three (3) months following the Executive’s initial employment date. Such reimbursement of reasonable temporary housing rental is subject to applicable taxes (including federal income tax at 25%) under the appropriate IRS guidelines.

4.4.2	COBRA Reimbursement. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Company will provide reimbursement of the actual cost of health insurance premiums incurred for continuation of the Executive’s existing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until the Executive qualifies for health insurance coverage under the Company’s plan. Such reimbursement of actual cost of health insurance premiums is subject to applicable taxes (including federal income tax at the applicable supplemental tax withholding rate) under the appropriate IRS guidelines and shall be made within 30 days after such costs are incurred and submitted for reimbursement.

4.4.3	Vacation. The Executive will be entitled to take four (4) weeks of paid vacation annually, calculated from the Commencement Date. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one twelve (12) month period to another.

4.4.4	Membership Dues. The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in a club in the Oklahoma City area selected by the Executive in an amount not to exceed Seven Hundred Fifty Dollars ($750.00) per month; and (b) the reasonable cost of any approved business entertainment at such club. Such reimbursement shall be made within 30 days after such costs are incurred and submitted for reimbursement. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.

4.4.5	Legal Fees. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Company will provide reimbursement up to Fifteen Thousand Dollars ($15,000.00) of the actual cost of legal fees incurred by the Executive in connection with the negotiation and revisions to this Agreement. Such reimbursement of actual cost of legal fees is subject to applicable taxes (including federal income tax at the applicable supplemental tax withholding rate) under the appropriate IRS guidelines and shall be made within 30 days after such costs are incurred and submitted for reimbursement.

4.5	Change of Control Payment. If, during the term of this Agreement, there is a “Change of Control,” as defined below, the Executive will be entitled to a lump sum payment (in addition to any other amounts payable to the Executive under this Agreement or otherwise) in an amount equal to two hundred percent (200%) of; (a) the Executive’s then current Base Salary under paragraph 4.1 of this Agreement and (b) the actual bonuses paid to the Executive during the twelve (12) calendar months preceding the Change of Control under paragraph 4.2 of this Agreement or its predecessor ((a) and (b) collectively, the “Change of Control Payment”). Additionally, all Equity Compensation granted to Executive under Section 4.3 of this Agreement shall be immediately vested upon the occurrence of such a Change of Control. The right to such compensation is subject to the Executive’s continued compliance with each of the provisions of this Agreement. If the foregoing amount is not paid within thirty (30) days after the Change of Control, the unpaid amount will bear interest at the per annum rate equal to twelve percent (12%) (the provision for such interest is not intended to, and shall not be construed as altering the Company’s obligation to pay, and the Executive’s right to receive, such payment within thirty (30) days after a Change of Control). In any event, the Change of Control Payment will be paid no later than 75 days following the end of the calendar year in which the Change of Control occurred. For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of common CHK stock (the “Outstanding CHK

Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of CHK entitled to vote generally in the election of directors (the “Outstanding CHK Voting Securities”). For purposes of this paragraph, the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from CHK; (ii) any acquisition by CHK; (iii) any acquisition by or sponsored by Mr. Aubrey K. McClendon; (iv) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by CHK or any corporation controlled by CHK; or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b) the individuals who, as of June 6, 2008, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by CHK’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(c) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of CHK (a “Business Combination”), unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns CHK or all or substantially all of the CHK’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of CHK or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or,

(d) the approval by the shareholders of CHK of a complete liquidation or dissolution of CHK.

5. Term. The Executive shall commence employment on the Commencement Date. The employment relationship evidenced by this Agreement is an “at will” employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause as provided herein. In the absence of such termination, this Agreement will end on the third anniversary of the Commencement Date (the “Expiration Date”).

6. Termination. This Agreement will continue in effect until the expiration of the term stated at paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

6.1	Termination by Company. The Company will have the following rights to terminate this Agreement:

6.1.1

Termination without Cause. The Company may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice (the “Termination Date”). Elimination of Executive’s job position or a material reduction in duties and/or reassignment of Executive to a new position of less authority or a material reduction in compensation may, at the Executive’s option, be deemed as a Termination without Cause. In the event the Executive is terminated without Cause, the Executive will receive as termination compensation: (a) Base Salary for a period of one (1) year to be paid no later than the 60th day following the Termination Date; (b) all Equity Compensation described in Section 4.3 of this Agreement that has been granted to Executive as of the Termination Date shall be immediately vested; (c) any benefits payable by operation of paragraph 4.4 of this Agreement; and (d) any vacation pay accrued through the Termination Date to be paid no later than the 60th day following the Termination Date. Additionally, if the Termination Date is on or before the date the Executive receives the Initial New Hire Grant, the Executive shall be entitled to receive a payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) and the value of the Initial New Hire Grant (determined at the Termination Date) both amounts payable in either stock or cash at the discretion of the Company. If the Termination Date is on or before January 31, 2010, and the Executive has not received the 2010 Grant but has received the Initial New Hire Grant, Executive shall be entitled to receive a payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) payable in either stock or cash at the discretion of the Company. If the Termination date is between January 31, 2010 and January 31, 2011, and the Executive has not received the 2011 Grant, Executive shall be entitled to receive a payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) payable in either stock or cash at the discretion of the Company. Such payment will be made no later than the 60th day following the Termination Date. If, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payment will commence on the first payroll payment date which is not less than six (6) months following the Termination Date. As a condition of payment of any termination compensation under clauses (a) and (b) above the Executive shall execute, and not revoke within 7 days thereafter, a severance agreement within 45 days of the Termination Date, in the form attached hereto as [Schedule A], with such changes as may be necessary or appropriate to reflect changes in applicable state or federal law, releasing the Company, and its subsidiaries, its officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Executive’s employment with the Company or the termination of such employment; provided that Executive shall not be expected to or required to waive any indemnification rights, insurance rights or rights accruing under this Agreement or under any benefit plans. Such termination payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.2	Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause

(as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”) by giving the Executive written notice of such termination, which shall take effect immediately upon the giving of such notice to the Executive. As used in this Agreement, “Cause” means (a) the Executive’s breach of this Agreement; (b) the Executive’s neglect of duties or failure to act or perform, other than by reason of disability or death; (c) the misappropriation, fraudulent conduct, or acts of workplace dishonesty by the Executive with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (d) the Executive’s failure to comply with directives from superiors or written company policies; (e) the Executive’s personal misconduct involving moral turpitude which materially injures the Company and/or reflects poorly on the Company’s reputation; (f) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving moral turpitude. In the event this Agreement is terminated for cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than any benefits payable by operation of paragraph 4.4 of this Agreement; and any vacation pay accrued through the Termination Date.

6.2	Termination by Executive. The Executive may voluntarily terminate this Agreement with or without cause by the service of written notice of such termination to the Company specifying a Termination Date no sooner than thirty (30) days after the date of such notice. In the event this Agreement is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the Termination Date other than any benefits payable by operation of paragraph 4.4 of this Agreement; and any vacation pay accrued through the Termination Date. The Company reserves the right to end the employment relationship immediately and to pay Executive through the notice date.

6.3	Retirement by Executive. In the event the Executive terminates this Agreement as a result of Executive’s separation from employment for reasons other than under paragraph 6.1.2 of this Agreement, the Executive will be eligible for accelerated vesting of (a) unvested Equity Compensation awarded by the Company with the exception of any Equity Compensation issued to the Executive under the 2006 Long Term Stock Incentive Program award; and (b) Supplemental Matching Contributions to the Chesapeake Energy Corporation 401 (k) Make-Up Plan. Such acceleration of vesting shall be in accordance with the retirement matrix (the “Retirement Matrix”) attached to this Agreement.

6.4

Incapacity of Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Company’s management prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination may be deemed as a termination for cause, any compensation payable under paragraph 4 of this Agreement will be continued for one hundred eighty days (180) days following the Termination Date in addition to any benefits payable by operation of paragraph 4.4 of this Agreement. Notwithstanding the foregoing, the Executive’s Base Salary specified in paragraph 4.1 of this Agreement will be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4.4. Additionally, if the Termination Date is on or before the date the Executive receives the Initial New Hire Grant, the Executive shall be entitled to receive a payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) and the value of the Initial New Hire Grant (determined at the Termination Date) both amounts payable in either stock or cash at the discretion of the Company. If the Termination Date is on or before January 31, 2010, and the Executive has not received the 2010 Grant but has received the Initial New Hire Grant, Executive shall be entitled to receive a payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) payable in either stock or cash at the discretion of the Company. If the Termination date is between January 31, 2010 and January 31, 2011, and the Executive has not received the 2011 Grant, Executive shall be entitled to receive a payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) payable in either stock or cash at the discretion of the Company. Such payment will be made no later than the 60th day following the Termination Date. If, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payments will commence on the first payroll payment date which is not less than six (6) months following the Termination Date. The right to the compensation due under this paragraph 6.3 is subject to the execution by the Executive or the Executive’s legal representative of the Company’s severance agreement as described in Section 6.1.1. In applying this section, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.5

Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for one (1) year following the date of the Executive’s death;

and (b) the benefits described in paragraph 4.4 of this Agreement accrued through the date of the Executive’s death. Additionally, all Equity Compensation granted to Executive under Section 4.3 of this Agreement shall be immediately vested in the event of the death of the Executive. Amounts payable under this Section 6.5 shall be paid to the beneficiary designated on the Company’s universal beneficiary designation form in effect on the date of the Executive’s death. If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this Section 6.5 shall be paid to the Executive’s estate. The right to the compensation due under this paragraph 6.5 is subject to the execution by the beneficiary, or as applicable, the administrator of the Executive’s estate of the Company’s severance agreement as described in Section 6.1.1.

6.6	Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of Executive’s employment in accordance with paragraph 7 of this Agreement and the Executive shall comply with all other post employment requirements including paragraphs 7, 8, 9, 10, 11, 12, 13 and 14. Except as otherwise provided in paragraph 6 of this Agreement, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive’s possession will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive’s employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the Termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company’s premises before or after the Termination Date. In the event that the Executive separates employment with the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement. Upon such termination of employment, Executive further agrees to acknowledge compliance with this Agreement in a form reasonable provided by the Company.

7. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is the foundation on which the business of the Company is predicated. The Executive also acknowledges that, during the course of employment, the Executive may have personal contact and conduct business with the customers, suppliers and accounts of the Employer. The Executive agrees not to disclose to any person other than authorized Executives of the Company or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information (“Confidential Information”). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret (a trade secret shall include any formula, pattern, device or compilation of information used by the Employer in its business); (b) provided, disclosed or delivered to Executive by the Company, any officer, director, Executive, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, Executives, borrowers or customers of the foregoing. The Executive acknowledges that Executive will obtain unique benefits from employment and the provisions contained in this Agreement are reasonably necessary to protect the Employer’s legitimate business interests. On request by the Company, the Company will be entitled to the return of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of three (3) years. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, 9, 10 and 13 of this Agreement, the Company expressly includes any of the Company’s affiliated corporations, partnerships or entities.

8. Noncompetition. For a period of six (6) months after the Executive is no longer employed by the Company for any reason, the Executive will not acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas interest on the date of the resignation or termination of the Executive.

9. Non-Solicitation. The Executive agrees that during his/her employment hereunder, and for the one (1) year period immediately following the separation of employment for any reason, the Executive shall not solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company. The Executive further agrees that the Executive will not request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel its business with the Company.

10. Non-Solicitation of Employees. The Executive covenants that during the term of employment and for the one (1) year period immediately following the separation of employment for any reason, Executive will neither directly nor indirectly induce nor attempt to induce any Executive or Employee of the Company to terminate his or her employment to go to work for any other Company.

11. Reasonableness. The Company and Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply. The Company and Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company’s interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

12. Equitable Relief. The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

13. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or intellectual property that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its affiliates. The foregoing will not prohibit any activities which are expressly permitted by the last sentence of paragraph 3 of this Agreement during the term of this Agreement.

14. Arbitration. Any disputes, claims or controversy’s between the Employer and Executive including, but not limited to those arising out of or related to this Agreement or out of the parties’ employment relationship, shall be settled by arbitration as provided herein. This agreement shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The parties, however, agree that the Employer shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction. The parties further agree that this arbitration provision is not only applicable to the Company but its affiliates, officers, directors, employees and related parties.

15. Miscellaneous. The parties further agree as follows:

15.1	Time. Time is of the essence of each provision of this Agreement.

15.2

Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Chesapeake Energy Corporation
Post Office Box 18496
Oklahoma City, OK 73154-0496
Attn: Marcus C. Rowland

To the Executive:	John M. Stice
P.O. Box 4569 (Doha Pouch)
Houston, TX 77210

15.3	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any wholly owned affiliate or subsidiary of Chesapeake Energy Corporation without Executive’s consent as well as to any purchaser of the Company.

15.4	Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. Except as provided for in paragraph 14, this Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

15.5	Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

15.6	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of paragraph 15.3 to effect such assumption.

15.7	Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

15.8	Third-Party Beneficiary. The Company’s affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.

15.9	Section 409A. This Agreement is intended to comply with Internal Revenue Code Section 409A and related U.S. Treasury regulations or pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then the payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided (subject to the last sentence hereof) on the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Termination of employment or (ii) the date of Executive’s death (the “Delay Period”). Except as provided in Section 4.5 above, payments subject to the Delay Period shall be paid to Executive without interest for such delay in payment.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an
Oklahoma corporation

By:	/s/ Marcus C. Rowland
Marcus C. Rowland, Executive Vice President- Finance & CFO
(the “Company”)

By:	/s/ John M. Stice
John M. Stice, Individually
(the “Executive”)

CHESAPEAKE ENERGY CORPORATION

Retirement Matrix

NEW SVP & EVP

Service Yrs	<55	55-59	60-64	>= 65
0 - 5	0%	0%	0%	0%
5 - 10	0%	60%	80%	100%
10 - 15	0%	80%	100%	100%
15 +	0%	100%	100%	100%

SCHEDULE A

Severance Agreement

«Date»

«Courtesy_Greeting_MrMrsMs» «First_Name» «Last_Name»

«Street_Address»

«City», «State» «Zip»

Dear «First_Name»:

«Company» (the “Company”) is terminating your employment effective «Date» (“Termination Date”).

This letter, along with the attached General Release, will reflect your agreement with the Company with regard to this offer, provided you sign and return copies of both these documents no later than twenty-one (21) days from the date of this letter.

1. Return of Property. If you have any Company property in your possession, you will return it without delay. In addition to any electronic devices and other physical property of the Company, you must also return all originals and any copies of company records. This includes any disks, files, notebooks, etc. you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession.

2. Special Severance Payment. The Company will provide you with a special lump sum severance payment in the amount of «Gross_Severance_Written» ($«Gross_Severance__dollar_amount»), which represents «weeks_of_Severance_Written» («weeks_of_Severance_Number») weeks of your base salary subject to your agreement and continued compliance with the terms of this letter agreement. As an additional component of this agreement, a total of «Stock_Written» («Stock_») shares of restricted stock grants, as outlined in Attachment (A) shall be deemed to be 100% vested upon the Termination Date. Such shares of restricted stock shall be valued for your tax purposes at the closing price of Chesapeake Energy Corporation (“CHK”) common stock on the New York Stock Exchange on the Termination Date. The lump sum severance payment will be made seven (7) days after you execute this agreement and the accompanying release. The payment will be subject to all applicable federal and state withholdings. The payment will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of the Company’s qualified 401(k) and profit sharing plans or for accrual of paid time off or other leaves.

3. General Release. As indicated above, you will return an executed copy of this letter agreement and the attached General Release within twenty-one (21) days of the date of this letter agreement. By signing this letter agreement, you are agreeing that once seven (7) days have passed from the date you sign the Release, you will not to attempt to revoke or rescind the General Release at any time in the future, and you are agreeing not to commence any action against the Company in regard to your employment. You are representing that you fully understand the General Release and will have had an opportunity to seek legal advice regarding the General Release and this letter agreement, if you desire to do so, before signing those documents. You are also representing that between today and the date you sign this letter agreement and the General Release, you have not commenced and thereafter will not commence any action or complaint with any court or with the United States or Oklahoma Departments of Labor or with any other federal or state judicial or administrative agency in regard to your employment or otherwise against the Company or otherwise acted in any way that would be or have been prohibited by this letter agreement once it becomes effective. Finally, you are representing that you fully understand that any such filing or actions shall constitute a rejection or breach of our agreement.

4. Employment Agreement. Except as set forth below, you acknowledge that the terms and provisions of your «Employment_Agreement_Dated» Employment Agreement are of no further force and effect. You agree and acknowledge that Sections 7, 8, 9, 10, 11, 12, 13 and 14 remain in full force and effect.

5. Requests to Provide Information. If you are served with legal process of any type in the future to testify or provide information pertaining to the Company, you will immediately notify the Company’s attorneys, McAfee & Taft, and provide a copy of the legal process documents so that, if appropriate, they may seek to have the legal process quashed or a protective order.

6. Future Activities. You will not at any time in the future voluntarily contact or participate with any governmental agency in connection with any complaint or investigation pertaining to the Company, and you will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company.

7. Non-Disparagement. You agree that you will not at any time in the future defame, disparage or make statements which could embarrass or cause harm to the Company or the names and reputation of any of its owners, officers, directors, employees, agents or representatives.

8. Forfeiture. The continued payment by the Company and retention by you of the special severance payment are contingent on your continued compliance with your commitments in this letter agreement. Breach of your obligations will entitle the Company to cease all payments to be made or benefits provided under this letter agreement and shall entitle us to immediate reimbursement from you of any payments you have previously received under this agreement.

9. Additional Warranties. You represent and warrant that as of this date you have suffered no work related injury during your employment with the Company and that you have no intention of filing a claim for worker’s compensation benefits arising from any incident occurring during your employment with the Company. You also represent and warrant that you are not due any unpaid vacation or sick pay.

By signing and returning this letter agreement, you will be agreeing to all the terms and conditions stated above and agreeing that this letter agreement, together with the General Release, constitutes the entire agreement between you and the Company except for the terms and provisions of your «Employment_Agreement_Dated» Employment Agreement that remain in full force and effect.

Agreed to on behalf of Chesapeake Operating, Inc.

Martha A. Burger
Sr. Vice President - Human & Corporate Resources

Agreed to by:

«First_Name» «Last_Name»

Date

NOTICE

Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through federal departments and agencies such as the United States Department of Labor and the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the special, individualized severance package outlined in a proposed letter agreement dated «Date». The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You may sign the letter agreement and General Release anytime between now and the end of that 21 day period.

BEFORE EXECUTING EITHER THE PROPOSED LETTER AGREEMENT OR THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return the proposed letter agreement and this General Release within twenty-one (21) days, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by the Company’s Human Resources Department, Attn: Lisa Phelps, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the severance package offered to me by Chesapeake Operating, Inc. and the payments and benefits I will receive as reflected in the letter agreement of «Date» (“Letter Agreement”), I hereby release and discharge Chesapeake Operating, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified benefit plans or arrangements as of or after my last day of employment with the Company or on any of the Company’s obligations under the Letter Agreement.

I have carefully reviewed and fully understand all the provisions of this General Release and the Letter Agreement. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in this document.

Except for the terms and provisions of your «Employment_Agreement_Dated» Employment Agreement that remain in full force and effect as set forth in Section 4 of the Letter Agreement , the Letter Agreement and this General Release set forth the entire agreement between me and the Company with respect to this subject and supersedes all prior agreements. I understand that my receipt and retention of the special payments and benefits covered by the Letter Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Letter Agreement and the «Employment_Agreement_Dated» Employment Agreement and that the violation of any of these obligations will result in my loss of right to or forfeiture of the payments and benefits I may receive under the Letter Agreement without affecting the validity and enforceability of this General Release.

I acknowledge that the Company has given me 21 days to consider the Letter Agreement and this General Release and advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Letter Agreement and this General Release prior to signing those documents. I understand that I may revoke this Release within seven (7) days after I have signed it, and that this Release shall not become effective or enforceable until seven (7) days have passed from the date the Release is signed.

Dated this          day of                     , 20    .

«First_Name» «Last_Name»

25